Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS SECOND QUARTER RESULTS

Bedminster, N.J. – July 23, 2024 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its second quarter 2024 financial results.

This earnings release should be read in conjunction with the Company’s Q2 2024 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

During the second quarter of 2024, core relationship deposits grew $354 million to $4.6 billion which represents an annualized rate of 33%. During the first six months of the year core relationship deposits have grown by $524 million. Strong growth in core relationship deposit balances have enabled the Company to repay $119.5 million of all outstanding short-term borrowings as of June 30, 2024.

The improvement in the Company’s liquidity profile also resulted in an increase in the net interest margin compared to the previous quarter. The net interest margin increased to 2.25% for the quarter ended June 30, 2024, compared to 2.20% for the quarter ended March 31, 2024.

The Company recorded total revenue of $56.6 million, net income of $7.5 million and diluted earnings per share (“EPS”) of $0.42 for the quarter ended June 30, 2024, compared to revenue of $57.5 million, net income of $13.1 million and diluted EPS of $0.73 for the quarter ended June 30, 2023. Return on average assets was 0.47%, return on average equity was 5.22%, and return on average tangible equity was 5.67% for the quarter ended June 30, 2024.

Douglas L. Kennedy, President and CEO said, “One year ago we announced our strategic decision to expand our footprint into New York City with the addition of a team of experienced banking professionals and a new office on Park Avenue. During the second quarter of this year, we have taken another step to enhance our expansion effort with the addition of thirteen (13) commercial private banking teams that bring with them decades of experience and deep client relationships in the metro New York market. Our second quarter results demonstrate the progress and momentum we are building toward a successful destination. Growth in customer deposits in an extremely competitive environment, improvement in our net interest margin, along with an enhanced liquidity profile are evidence of the positive results we are striving to achieve."

Mr. Kennedy also noted, “We continue to expand our unique private banking model that offers a “Single Point of Contact” to deliver a white glove experience for all of our product offerings. We are being extremely well received by all those that we have had the opportunity to interact with and are very pleased with the results to date. While we are aware of the potential headwinds in front of us related to credit quality concerns and a challenging interest rate environment, we remain focused executing our strategy which we believe will deliver a successful outcome."

The following are select highlights for the period ended June 30, 2024:

Wealth Management:

•
Gross new business inflows for Q2 2024 totaled $171 million ($139 million managed).
•
AUM/AUA in our Wealth Management Division totaled $11.5 billion at June 30, 2024 compared to $10.9 billion at December 31, 2023.
•
Wealth Management fee income was $16.4 million in Q2 2024, which amounted to 29% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
Total deposits grew by $382 million, to $5.7 billion at June 30, 2024 compared to $5.3 billion at December 31, 2023. The Company intentionally allowed $142 million in high cost, non-core relationship deposits to roll off during the first six months of the year. Excluding this deposit run-off, core relationship deposits have grown by $524 million during 2024.
•
The Company has repaid all short-term borrowings as of June 30, 2024 compared to $404 million outstanding at December 31, 2023.
•
Total loans declined $167 million to $5.3 billion at June 30, 2024 from $5.4 billion at December 31, 2023.
•
Commercial and industrial lending (“C&I”) loan/lease balances represent 42% of the total loan portfolio at June 30, 2024.
•
Fee income on unused commercial lines of credit totaled $786,000 for Q2 2024.
•
The net interest margin ("NIM") was 2.25% in Q2 2024, an increase of 5 basis points compared to 2.20% at Q1 2024.
•
Noninterest-bearing demand deposits increased by $35 million during the second quarter of 2024 and represented 17% of total deposits as of June 30, 2024.

Capital Management:

•
Tangible book value per share increased slightly to $30.73 per share at June 30, 2024 compared to $30.31 at December 31, 2023.
•
During the second quarter, the Company repurchased 100,000 shares of common stock at a cost of $2.2 million. During the first six months of 2024, the Company repurchased 200,000 shares of common stock at a cost of $4.6 million. For the full year 2023, the Company repurchased 455,341 shares at a cost of $12.5 million.
•
At June 30, 2024, the Tier 1 Leverage Ratio stood at 11.14% for Peapack-Gladstone Bank (the "Bank") and 9.45% for the Company. The Common Equity Tier 1 Ratio (to Risk-Weighted Assets) was 14.05% for the Bank and 11.92% for the Company at June 30, 2024. These ratios remain significantly above well capitalized standards, as capital continues to benefit from net income generation.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

June 2024 Year Compared to Prior Year

	Six Months Ended	Six Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2024	2023	(Decrease)
Net interest income	$69.42	$82.90	$(13.48)	(16)%
Wealth management fee income	30.83	28.01	2.82	10
Capital markets activity	1.86	1.83	0.03	2
Other income	7.57	6.80	0.77	11
Total other income	40.26	36.64	3.62	10

Total Revenue	109.68	119.54	(9.86)	(8)%

Operating expenses	83.17	73.27	9.90	14
Pretax income before provision for credit losses	26.51	46.27	(19.76)	(43)
Provision for credit losses	4.54	3.21	1.33	41
Pretax income	21.97	43.06	(21.09)	(49)
Income tax expense	5.81	11.56	(5.75)	(50)
Net income	$16.16	$31.50	$(15.34)	(49)%
Diluted EPS	$0.91	$1.74	$(0.83)	(48)%

Return on average assets	0.51%	0.99%	(0.48)
Return on average equity	5.58%	11.44%	(5.86)

June 2024 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2024	2023	(Decrease)
Net interest income	$35.04	$38.92	$(3.88)	(10)%
Wealth management fee income	16.42	14.25	2.17	15
Capital markets activity	0.59	0.87	(0.28)	(32)
Other income	4.55	3.46	1.09	32
Total other income	21.56	18.58	2.98	16

Total Revenue	56.60	57.50	(0.90)	(2)%

Operating expenses	43.13	37.69	5.44	14
Pretax income before provision for credit losses	13.47	19.81	(6.34)	(32)
Provision for credit losses	3.91	1.70	2.21	130
Pretax income	9.56	18.11	(8.55)	(47)
Income tax expense	2.03	4.96	(2.93)	(59)
Net income	$7.53	$13.15	$(5.62)	(43)%
Diluted EPS	$0.42	$0.73	$(0.31)	(42)%

Return on average assets annualized	0.47%	0.82%	(0.35)
Return on average equity annualized	5.22%	9.43%	(4.21)

June 2024 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	June 30,	March 31,	Increase/
(Dollars in millions, except per share data)	2024	2024	(Decrease)
Net interest income	$35.04	$34.38	$0.66	2%
Wealth management fee income	16.42	14.41	2.01	14
Capital markets activity	0.59	1.27	(0.68)	(54)
Other income	4.55	3.02	1.53	51
Total other income	21.56	18.70	2.86	15

Total Revenue	56.60	53.08	3.52	7%

Operating expenses	43.13	40.04	3.09	8
Pretax income before provision for credit losses	13.47	13.04	0.43	3
Provision for credit losses	3.91	0.63	3.28	521
Pretax income	9.56	12.41	(2.85)	(23)
Income tax expense	2.03	3.78	(1.75)	(46)
Net income	$7.53	$8.63	$(1.10)	(13)%
Diluted EPS	$0.42	$0.48	$(0.06)	(13)%

Return on average assets annualized	0.47%	0.54%	(0.07)
Return on average equity annualized	5.22%	5.94%	(0.72)

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division were $11.5 billion at June 30, 2024 compared to $10.9 billion at December 31, 2023. For the June 2024 quarter, the Wealth Management Team generated $16.4 million in fee income, compared to $14.4 million for the March 31, 2024 quarter and $14.3 million for the June 2023 quarter. The equity markets improved during the first half of 2024, contributing to the increase in AUM/AUA along with gross new business inflows of $171 million.

John Babcock, President of the Bank's Wealth Management Division, noted, “Q2 2024 continued strong client inflows totaling new accounts and client additions of $171 million ($139 million managed). Our 2024 new business pipeline is healthy, and we continue to remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities combined with our high-touch client service model distinguishes us in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans declined $167 million, or 3%, to $5.3 billion at June 30, 2024 when compared to December 31, 2023, primarily driven by repayments, maturities and tighter lending standards. Nearly half of the decline in outstanding loans was related to reductions in multifamily and commercial real estate balances. Total C&I loans and leases at June 30, 2024 were $2.2 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “As previously mentioned, we have tightened our underwriting guidelines due to economic uncertainty, successfully excited some problem credits, and originations have also slowed due to the rate environment. As a result, our outstanding loan balances have declined during 2024. Recently, we have been building a pipeline of C&I loans and believe that we will make up the decline in loans experienced during the first half of 2024. We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, Corporate Advisory and SBA businesses. We believe these business lines fit perfectly with our private banking business model and will generate solid production going forward.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $35.0 million and NIM of 2.25% for Q2 2024 increased $667,000 and 5 basis points from NII of $34.4 million and NIM of 2.20% for the linked quarter (Q1 2024), and decreased $3.9 million and 24 basis points from NII of $38.9 million and NIM of 2.49% compared to the prior year period (Q2 2023). During Q2 2024, the Company has seen NIM expansion partially due the paydown of overnight borrowings which were replaced by lower cost deposit balances. Prior to Q2 2024, the Company had seen a sharp increase in interest expense mostly driven by higher deposit rates during 2023. Noninterest-bearing checking deposits increased by $35 million during the second quarter of 2024, which also benefited NIM. Cycle to date betas are approximately 53%.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $382 million to $5.7 billion at June 30, 2024 from $5.3 billion at December 31, 2023. The change in deposit balances included a decline in brokered deposits of $95 million. The overall growth in deposits was used to pay down all overnight borrowings as of June 30, 2024, as well as providing additional balance sheet liquidity. Outstanding overnight borrowings were $404 million at December 31, 2023.

At June 30, 2024, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $933 million, or 14% of assets. The Company maintains additional liquidity resources of approximately $2.9 billion through secured available funding with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios.

The Company's total on and off-balance sheet liquidity totaled $3.9 billion, which amounts to 304% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $586,000 for the June 2024 quarter compared to $1.3 million for the March 2024 quarter and $868,000 for the June 2023 quarter. The March 2024 quarter included $818,000 of corporate advisory fee income.

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2024	2024	2023
Gain on loans held for sale at fair value (Mortgage banking)	$34	$56	$15
Gain on sale of SBA loans	449	400	838
Corporate advisory fee income	103	818	15
Total capital markets activity	$586	$1,274	$868

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $4.6 million for Q2 2024 compared to $3.0 million for Q1 2024 and $3.5 million for Q2 2023. Q2 2024 included $1.6 million of income recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases, while Q1 2024 included $141,000 and Q2 2023 included $221,000 respectively. Additionally, Q2 2024 included $786,000 of unused line fees compared to $827,000 for Q1 2024 and $809,000 for Q2 2023.

Operating Expenses

The Company’s total operating expenses were $43.1 million for the second quarter of 2024, compared to $40.0 million for the first quarter of 2024 and $37.7 million for the quarter ended June 2023. Both 2024 quarters included expenses associated with the Company’s expansion into New York City. The June 2024 quarter also included normal annual merit increases.

Mr. Kennedy noted, “We continue to make investments related to our strategic decision to expand into New York City and are confident that these expenses will position us for future growth, which will ultimately translate to shareholder value. We continue to look for opportunities to create efficiencies and manage expenses throughout the Company while investing in enhancements to the client experience."

Income Taxes

The effective tax rate for the three months ended June 30, 2024 was 21.2%, as compared to 30.4% for the March 2024 quarter and 27.4% for the quarter ended June 30, 2023. The June 2024 quarter included a benefit related to the Company’s deferred tax assets associated with a surtax imposed by the State of New Jersey in June 2024. Excluding such benefit, the effective tax rate for the June 2024 quarter would have been approximately 29.0%. The higher tax rate for the March 2024 quarter was primarily due to the impact of vesting of the restricted stock at prices lower than original grant prices.

Asset Quality / Provision for Credit Losses

Nonperforming assets were $82.1 million, or 1.26% of total assets at June 30, 2024, as compared to $69.8 million, or 1.09% of total assets at March 31, 2024. Loans past due 30 to 89 days and still accruing were $34.7 million, or 0.66% of total loans at June 30, 2024 compared to $73.7 million, or 1.37% of total loans at March 31, 2024.

Criticized and classified loans totaled $269.1 million at June 30, 2024, reflecting an increase from the March 31, 2024 and June 30, 2023 levels. The Company currently has no loans or leases on deferral and still accruing.

For the quarter ended June 30, 2024, the Company’s provision for credit losses was $3.9 million compared to $615,000 for the March 2024 quarter and $1.7 million for the June 2023 quarter. The provision for credit losses in the second quarter of 2024 was primarily driven by charge-offs related to the sale of two problem loans, which were approaching foreclosure and transfer to other real estate owned.

At June 30, 2024, the allowance for credit losses was $68.0 million (1.29% of total loans), compared to $66.3 million (1.24% of total loans) at March 31, 2024, and $62.7 million (1.15% of total loans) at June 30, 2023.

Mr. Kennedy noted, “As evidenced by our asset quality metrics, we have seen some credit issues surface, but we believe these are presently isolated to a small number of specific multifamily sponsors and will work through each credit one at a time. All of the multifamily loans that matured or repriced in 2024 have continued to make their scheduled payments despite the higher rate environment."

Capital

The Company’s capital position increased during the second quarter of 2024 due to net income of $7.5 million, which was partially offset by the repurchase of 100,000 shares through the Company's repurchase program at a total cost of $2.2 million and the quarterly dividend of $887,000. Additionally, during the second quarter of 2024, the Company recorded a deterioration in accumulated other comprehensive losses of $582,000, net of tax. The total accumulated other comprehensive loss declined to $68.3 million as of June 30, 2024 ($75.1 million loss related to the available for sale securities portfolio partially offset by a $6.8 million gain on the cash flow hedges).

Tangible book value per share increased during the second quarter to $30.73 at June 30, 2024 from $30.31 at December 31, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release for further detail. The Company’s and Bank’s regulatory capital ratios as of June 30, 2024 remain strong and reflect increases from March 31, 2024 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of March 31, 2024), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period.

On June 27, 2024, the Company declared a cash dividend of $0.05 per share payable on August 22, 2024 to shareholders of record on August 8, 2024.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.5 billion and assets under management/administration of $11.5 billion as of June 30, 2024. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides Private Banking customized solutions through its wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2024 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
the continuing impact of the COVID-19 pandemic on our business and results of operation;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;

•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2023. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2024	2024	2023	2023	2023
Income Statement Data:
Interest income	$79,238	$79,194	$80,178	$78,489	$74,852
Interest expense	44,196	44,819	43,503	41,974	35,931
Net interest income	35,042	34,375	36,675	36,515	38,921
Wealth management fee income	16,419	14,407	13,758	13,975	14,252
Service charges and fees	1,345	1,322	1,255	1,319	1,320
Bank owned life insurance	328	503	357	310	305
Gain on loans held for sale at fair value (Mortgage banking)	34	56	18	37	15
Gain on loans held for sale at lower of cost or fair value	23	—	—	—	—
Gain on sale of SBA loans	449	400	239	491	838
Corporate advisory fee income	103	818	39	85	15
Other income (A)	2,938	1,306	1,339	3,541	2,039
Fair value adjustment for CRA equity security	(84)	(111)	585	(404)	(209)
Total other income	21,555	18,701	17,590	19,354	18,575

Total revenue	56,597	53,076	54,265	55,869	57,496

Salaries and employee benefits	29,884	28,476	24,320	25,264	26,354
Premises and equipment	5,776	5,081	5,416	5,214	4,729
FDIC insurance expense	870	945	765	741	729
Other expenses	6,596	5,539	7,115	6,194	5,880
Total operating expenses	43,126	40,041	37,616	37,413	37,692
Pretax income before provision for credit losses	13,471	13,035	16,649	18,456	19,804
Provision for credit losses	3,911	627	5,026	5,856	1,696
Income before income taxes	9,560	12,408	11,623	12,600	18,108
Income tax expense	2,030	3,777	3,024	3,845	4,963
Net income	$7,530	$8,631	$8,599	$8,755	$13,145

Per Common Share Data:
Earnings per share (basic)	$0.42	$0.49	$0.48	$0.49	$0.73
Earnings per share (diluted)	0.42	0.48	0.48	0.49	0.73
Weighted average number of common shares outstanding:
Basic	17,747,070	17,711,639	17,770,158	17,856,961	17,930,611
Diluted	17,792,296	17,805,347	17,961,400	18,010,127	18,078,848
Performance Ratios:
Return on average assets annualized (ROAA)	0.47%	0.54%	0.53%	0.54%	0.82%
Return on average equity annualized (ROAE)	5.22%	5.94%	6.13%	6.20%	9.43%
Return on average tangible equity annualized (ROATCE) (B)	5.67%	6.45%	6.68%	6.75%	10.30%
Net interest margin (tax-equivalent basis)	2.25%	2.20%	2.29%	2.28%	2.49%
GAAP efficiency ratio (C)	76.20%	75.44%	69.32%	66.97%	65.56%
Operating expenses / average assets annualized	2.70%	2.51%	2.33%	2.31%	2.36%

(A) The September 2023 quarter included $2.3 million of fee income from equipment finance activity.

(B) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(C) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2024	2023	$	%
Income Statement Data:
Interest income	$158,432	$145,343	$13,089	9%
Interest expense	89,015	62,444	26,571	43%
Net interest income	69,417	82,899	(13,482)	-16%
Wealth management fee income	30,826	28,014	2,812	10%
Service charges and fees	2,667	2,578	89	3%
Bank owned life insurance	831	602	229	38%
Gain on loans held for sale at fair value (Mortgage banking)	90	36	54	150%
Gain on loans held for sale at lower of cost or fair value	23	—	23	N/A
Gain on sale of SBA loans	849	1,703	(854)	-50%
Corporate advisory fee income	921	95	826	869%
Other income	4,244	3,606	638	18%
Fair value adjustment for CRA equity security	(195)	—	(195)	N/A
Total other income	40,256	36,634	3,622	10%

Total revenue	109,673	119,533	(9,860)	-8%

Salaries and employee benefits	58,360	50,940	7,420	15%
Premises and equipment	10,857	9,103	1,754	19%
FDIC insurance expense	1,815	1,440	375	26%
Other expenses	12,135	11,783	352	3%
Total operating expenses	83,167	73,266	9,901	14%
Pretax income before provision for credit losses	26,506	46,267	(19,761)	-43%
Provision for credit losses	4,538	3,209	1,329	41%
Income before income taxes	21,968	43,058	(21,090)	-49%
Income tax expense	5,807	11,558	(5,751)	-50%
Net income	$16,161	$31,500	$(15,339)	-49%

Per Common Share Data:
Earnings per share (basic)	$0.91	$1.76	$(0.85)	-48%
Earnings per share (diluted)	0.91	1.74	(0.83)	-48%
Weighted average number of common shares outstanding:
Basic	17,729,355	17,886,154	(156,799)	-1%
Diluted	17,811,895	18,153,267	(341,372)	-2%
Performance Ratios:
Return on average assets (ROAA)	0.51%	0.99%	(0.48)%	-49%
Return on average equity (ROAE)	5.58%	11.44%	(5.86)%	-51%
Return on average tangible equity (ROATCE) (A)	6.06%	12.51%	(6.45)%	-52%
Net interest margin (tax-equivalent basis)	2.22%	2.68%	(0.46)%	-17%
GAAP efficiency ratio (B)	75.83%	61.29%	14.54%	24%
Operating expenses / average assets	2.60%	2.31%	0.29%	13%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2024	2024	2023	2023	2023
ASSETS
Cash and due from banks	$5,586	$5,769	$5,887	$7,400	$4,859
Federal funds sold	—	—	—	—	—
Interest-earning deposits	310,143	189,069	181,784	180,469	166,769
Total cash and cash equivalents	315,729	194,838	187,671	187,869	171,628
Securities available for sale	591,884	550,870	550,617	521,005	540,519
Securities held to maturity	105,013	106,498	107,755	108,940	110,438
CRA equity security, at fair value	12,971	13,055	13,166	12,581	12,985
FHLB and FRB stock, at cost (A)	12,478	18,079	31,044	34,158	35,402

Residential mortgage	579,057	581,426	578,427	585,295	575,238
Multifamily mortgage	1,796,687	1,827,165	1,836,390	1,871,853	1,884,369
Commercial mortgage	600,859	615,964	637,625	622,469	624,710
Commercial and industrial loans	2,185,827	2,235,342	2,284,940	2,321,917	2,278,133
Consumer loans	69,579	66,827	62,036	57,227	52,098
Home equity lines of credit	37,117	35,542	36,464	34,411	34,397
Other loans	172	184	238	265	269
Total loans	5,269,298	5,362,450	5,436,120	5,493,437	5,449,214
Less: Allowance for credit losses	67,984	66,251	65,888	68,592	62,704
Net loans	5,201,314	5,296,199	5,370,232	5,424,845	5,386,510

Premises and equipment	24,932	24,494	24,166	23,969	23,814
Accrued interest receivable	33,534	32,672	30,676	22,889	20,865
Bank owned life insurance	47,716	47,580	47,581	47,509	47,382
Goodwill and other intangible assets	45,470	45,742	46,014	46,286	46,624
Finance lease right-of-use assets	1,055	1,900	2,087	2,274	2,461
Operating lease right-of-use assets	38,683	16,035	12,096	12,800	13,500
Due from brokers	3,184	—	—	—	—
Other assets	71,387	60,591	53,752	76,456	67,572
TOTAL ASSETS	$6,505,350	$6,408,553	$6,476,857	$6,521,581	$6,479,700

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$950,368	$914,893	$957,687	$947,405	$1,024,105
Interest-bearing demand deposits	3,229,814	3,029,119	2,882,193	2,871,359	2,816,913
Savings	105,602	108,305	111,573	117,905	120,082
Money market accounts	824,158	775,132	740,559	761,833	763,026
Certificates of deposit – Retail	502,810	486,079	443,791	422,291	384,106
Certificates of deposit – Listing Service	7,454	7,704	7,804	9,103	10,822
Subtotal “customer” deposits	5,620,206	5,321,232	5,143,607	5,129,896	5,119,054
IB Demand – Brokered	10,000	10,000	10,000	10,000	10,000
Certificates of deposit – Brokered	26,000	145,480	120,507	119,463	69,443
Total deposits	5,656,206	5,476,712	5,274,114	5,259,359	5,198,497
Short-term borrowings	—	119,490	403,814	470,576	485,360
Finance lease liability	1,427	3,104	3,430	3,752	4,071
Operating lease liability	41,347	17,630	12,876	13,595	14,308
Subordinated debt, net	133,417	133,346	133,274	133,203	133,131
Due to brokers	9,981	—	—	—	—
Other liabilities	74,650	75,892	65,668	82,140	79,264
TOTAL LIABILITIES	5,917,028	5,826,174	5,893,176	5,962,625	5,914,631
Shareholders’ equity	588,322	582,379	583,681	558,956	565,069
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,505,350	$6,408,553	$6,476,857	$6,521,581	$6,479,700
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$11.5	$11.5	$10.9	$10.4	$10.7

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2024	2024	2023	2023	2023
Asset Quality:
Loans past due over 90 days and still accruing	$—	$35	$—	$—	$—
Nonaccrual loans	82,075	69,811	61,324	70,809	34,505
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$82,075	$69,846	$61,324	$70,809	$34,505

Nonperforming loans to total loans	1.56%	1.30%	1.13%	1.29%	0.63%
Nonperforming assets to total assets	1.26%	1.09%	0.95%	1.09%	0.53%

Performing modifications (A)(B)	$26,788	$12,311	$248	$248	$248

Loans past due 30 through 89 days and still accruing	$34,714	$73,699	$34,589	$9,780	$14,524

Loans subject to special mention	$140,791	$59,450	$71,397	$53,328	$53,606

Classified loans	$128,311	$117,869	$84,372	$94,866	$58,655

Individually evaluated loans	$81,802	$69,530	$60,710	$70,184	$33,867

Allowance for credit losses ("ACL"):
Beginning of quarter	$66,251	$65,888	$68,592	$62,704	$62,250
Provision for credit losses (C)	3,901	615	5,082	5,944	1,666
(Charge-offs)/recoveries, net (D)	(2,168)	(252)	(7,786)	(56)	(1,212)
End of quarter	$67,984	$66,251	$65,888	$68,592	$62,704

ACL to nonperforming loans	82.83%	94.85%	107.44%	96.87%	181.72%
ACL to total loans	1.29%	1.24%	1.21%	1.25%	1.15%
Collectively evaluated ACL to total loans (E)	1.14%	1.15%	1.13%	1.10%	1.11%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $3.2 million at June 30, 2024, $3.2 million at March 31, 2024, $3.0 million at December 31, 2023, $3.1 million at September 30, 2023 and $777,000 at June 30, 2023.

(C) Excludes a provision of $10,000 at June 30, 2024, a provision of $12,000 at March 31, 2024, a credit of $55,000 at December 31, 2023, a credit of $88,000 at September 30, 2023 and a provision of $30,000 at June 30, 2023 related to off-balance sheet commitments.

(D) Net charge-offs for the quarter ended December 31, 2023 included charge-offs of $2.2 million of a previously established reserve to loans individually evaluated on one multifamily loan and $5.6 million on one equipment finance relationship. Net charge-offs for the quarter ended June 30, 2023 included a charge-off of $1.2 million of a previously established reserve to loans individually evaluated on one commercial real estate loan.

(E) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	December 31,	June 30,
	2024	2023	2023
Capital Adequacy
Equity to total assets (A)	9.04%	9.01%	8.72%
Tangible equity to tangible assets (B)	8.40%	8.36%	8.06%
Book value per share (C)	$33.30	$32.90	$31.59
Tangible book value per share (D)	$30.73	$30.31	$28.98

Tangible equity to tangible assets excluding other comprehensive loss*	9.36%	9.28%	9.02%
Tangible book value per share excluding other comprehensive loss*	$34.60	$33.97	$32.78

*Excludes other comprehensive loss of $68.3 million for the quarter ended June 30, 2024, $64.9 million for the quarter ended December 31, 2023, and $68.0 million for the quarter ended June 30, 2023. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	June 30,		December 31,		June 30,
	2024		2023		2023
Regulatory Capital – Holding Company
Tier I leverage	$609,299	9.45%	$600,444	9.19%	$584,140	9.06%
Tier I capital to risk-weighted assets	609,299	11.92	600,444	11.43	584,140	11.47
Common equity tier I capital ratio to risk-weighted assets	609,287	11.92	600,432	11.43	584,122	11.47
Tier I & II capital to risk-weighted assets	792,684	15.50	785,413	14.95	773,808	15.20

Regulatory Capital – Bank
Tier I leverage (E)	$717,557	11.14%	$707,446	10.83%	$696,399	10.80%
Tier I capital to risk-weighted assets (F)	717,557	14.05	707,446	13.48	696,399	13.69
Common equity tier I capital ratio to risk-weighted assets (G)	717,545	14.05	707,434	13.47	696,381	13.68
Tier I & II capital to risk-weighted assets (H)	781,448	15.30	773,083	14.73	759,935	14.93

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($258 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($434 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($357 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($536 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2024	2024	2023	2023	2023
Residential loans retained	$16,087	$11,661	$5,895	$21,310	$39,358
Residential loans sold	2,361	4,025	1,449	2,503	1,072
Total residential loans	18,448	15,686	7,344	23,813	40,430
Commercial real estate	2,600	11,500	21,375	3,900	43,235
Multifamily	4,330	1,900	5,725	3,000	26,662
Commercial (C&I) loans (A) (B)	103,065	145,803	145,397	176,845	158,972
SBA	8,200	2,790	7,326	300	13,713
Wealth lines of credit (A)	10,950	3,850	350	6,875	3,950
Total commercial loans	129,145	165,843	180,173	190,920	246,532
Installment loans	1,664	6,868	2,946	6,999	4,587
Home equity lines of credit (A)	4,787	2,103	4,174	6,275	6,107
Total loans closed	$154,044	$190,500	$194,637	$228,007	$297,656

	For the Six Months Ended
	June 30,	June 30,
	2024	2023
Residential loans retained	$27,748	$69,661
Residential loans sold	6,386	2,549
Total residential loans	34,134	72,210
Commercial real estate	14,100	62,225
Multifamily	6,230	56,812
Commercial (C&I) loans (A) (B)	248,868	366,786
SBA	10,990	23,663
Wealth lines of credit (A)	14,800	27,175
Total commercial loans	294,988	536,661
Installment loans	8,532	16,673
Home equity lines of credit (A)	6,890	9,028
Total loans closed	$344,544	$634,572

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2024			June 30, 2023
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$801,715	$5,168	2.58%	$806,447	$4,900	2.43%
Tax-exempt (A) (B)	—	—	—	1,858	20	4.31

Loans (B) (C):
Mortgages	576,944	5,582	3.87	557,575	4,942	3.55
Commercial mortgages	2,420,570	26,881	4.44	2,504,268	26,839	4.29
Commercial	2,191,370	37,067	6.77	2,241,817	35,457	6.33
Commercial construction	21,628	489	9.04	6,977	165	9.46
Installment	67,034	1,143	6.82	51,269	841	6.56
Home equity	36,576	748	8.18	33,650	633	7.52
Other	200	6	12.00	271	7	10.33
Total loans	5,314,322	71,916	5.41	5,395,827	68,884	5.11
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	207,287	2,418	4.67	141,968	1,451	4.09
Total interest-earning assets	6,323,324	79,502	5.03%	6,346,100	75,255	4.74%
Noninterest-earning assets:
Cash and due from banks	7,537			7,800
Allowance for credit losses	(67,568)			(63,045)
Premises and equipment	24,820			23,745
Other assets	99,838			85,969
Total noninterest-earning assets	64,627			54,469
Total assets	$6,387,951			$6,400,569

LIABILITIES:
Interest-bearing deposits:
Checking	$3,094,386	$29,252	3.78%	$2,834,140	$22,219	3.14%
Money markets	791,385	6,016	3.04	788,745	3,853	1.95
Savings	105,825	96	0.36	125,555	45	0.14
Certificates of deposit – retail	504,313	5,367	4.26	385,211	2,462	2.56
Subtotal interest-bearing deposits	4,495,909	40,731	3.62	4,133,651	28,579	2.77
Interest-bearing demand – brokered	10,000	134	5.36	10,000	125	5.00
Certificates of deposit – brokered	98,642	1,242	5.04	26,165	196	3.00
Total interest-bearing deposits	4,604,551	42,107	3.66	4,169,816	28,900	2.77
Borrowings	27,247	381	5.59	413,961	5,384	5.20
Capital lease obligation	2,869	22	3.07	4,187	50	4.78
Subordinated debt	133,377	1,686	5.06	133,090	1,597	4.80
Total interest-bearing liabilities	4,768,044	44,196	3.71%	4,721,054	35,931	3.04%
Noninterest-bearing liabilities:
Demand deposits	945,231			1,033,176
Accrued expenses and other liabilities	97,470			88,911
Total noninterest-bearing liabilities	1,042,701			1,122,087
Shareholders’ equity	577,206			557,428
Total liabilities and shareholders’ equity	$6,387,951			$6,400,569
Net interest income		$35,306			$39,324
Net interest spread			1.32%			1.70%
Net interest margin (D)			2.25%			2.49%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2024			March 31, 2024
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$801,715	$5,168	2.58%	$793,675	$5,136	2.59%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	576,944	5,582	3.87	577,648	5,420	3.75
Commercial mortgages	2,420,570	26,881	4.44	2,460,403	27,541	4.48
Commercial	2,191,370	37,067	6.77	2,240,161	37,559	6.71
Commercial construction	21,628	489	9.04	18,927	428	9.05
Installment	67,034	1,143	6.82	65,287	1,113	6.82
Home equity	36,576	748	8.18	36,406	737	8.10
Other	200	6	12.00	214	7	13.08
Total loans	5,314,322	71,916	5.41	5,399,046	72,805	5.39
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	207,287	2,418	4.67	140,097	1,522	4.35
Total interest-earning assets	6,323,324	79,502	5.03%	6,332,818	79,463	5.02%
Noninterest-earning assets:
Cash and due from banks	7,537			10,105
Allowance for credit losses	(67,568)			(67,105)
Premises and equipment	24,820			24,393
Other assets	99,838			87,129
Total noninterest-earning assets	64,627			54,522
Total assets	$6,387,951			$6,387,340

LIABILITIES:
Interest-bearing deposits:
Checking	$3,094,386	$29,252	3.78%	$2,954,698	$27,433	3.71%
Money markets	791,385	6,016	3.04	757,753	5,525	2.92
Savings	105,825	96	0.36	108,503	89	0.33
Certificates of deposit – retail	504,313	5,367	4.26	477,793	4,855	4.06
Subtotal interest-bearing deposits	4,495,909	40,731	3.62	4,298,747	37,902	3.53
Interest-bearing demand – brokered	10,000	134	5.36	10,000	126	5.04
Certificates of deposit – brokered	98,642	1,242	5.04	128,341	1,602	4.99
Total interest-bearing deposits	4,604,551	42,107	3.66	4,437,088	39,630	3.57
Borrowings	27,247	381	5.59	235,384	3,467	5.89
Capital lease obligation	2,869	22	3.07	3,215	38	4.73
Subordinated debt	133,377	1,686	5.06	133,303	1,684	5.05
Total interest-bearing liabilities	4,768,044	44,196	3.71%	4,808,990	44,819	3.73%
Noninterest-bearing liabilities:
Demand deposits	945,231			916,848
Accrued expenses and other liabilities	97,470			80,499
Total noninterest-bearing liabilities	1,042,701			997,347
Shareholders’ equity	577,206			581,003
Total liabilities and shareholders’ equity	$6,387,951			$6,387,340
Net interest income		$35,306			$34,644
Net interest spread			1.32%			1.29%
Net interest margin (D)			2.25%			2.20%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2024			June 30, 2023
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$797,695	$10,304	2.58%	$798,828	$9,371	2.35%
Tax-exempt (A) (B)	—	—	—	1,861	38	4.08

Loans (B) (C):
Mortgages	577,296	11,001	3.81	543,650	9,225	3.39
Commercial mortgages	2,440,487	54,422	4.46	2,491,527	52,756	4.23
Commercial	2,215,762	74,626	6.74	2,221,921	68,827	6.20
Commercial construction	20,278	917	9.04	5,644	253	8.97
Installment	66,161	2,257	6.82	45,638	1,450	6.35
Home equity	36,491	1,485	8.14	33,744	1,223	7.25
Other	207	13	12.56	273	14	10.26
Total loans	5,356,682	144,721	5.40	5,342,397	133,748	5.01
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	173,692	3,940	4.54	152,538	2,989	3.92
Total interest-earning assets	6,328,069	158,965	5.02%	6,295,624	146,146	4.64%
Noninterest-earning assets:
Cash and due from banks	8,821			9,117
Allowance for credit losses	(67,336)			(62,310)
Premises and equipment	24,607			23,835
Other assets	94,044			86,288
Total noninterest-earning assets	60,136			56,930
Total assets	$6,388,205			$6,352,554

LIABILITIES:
Interest-bearing deposits:
Checking	$3,024,541	$56,686	3.75%	$2,701,519	$38,700	2.87%
Money markets	774,569	11,540	2.98	955,470	8,726	1.83
Savings	107,164	185	0.35	133,377	74	0.11
Certificates of deposit – retail	491,053	10,223	4.16	371,657	4,191	2.26
Subtotal interest-bearing deposits	4,397,327	78,634	3.58	4,162,023	51,691	2.48
Interest-bearing demand – brokered	10,000	259	5.18	18,011	333	3.70
Certificates of deposit – brokered	113,492	2,844	5.01	26,064	401	3.08
Total interest-bearing deposits	4,520,819	81,737	3.62	4,206,098	52,425	2.49
Borrowings	131,315	3,848	5.86	260,292	6,680	5.13
Capital lease obligation	3,042	60	3.94	4,339	103	4.75
Subordinated debt	133,340	3,370	5.05	133,053	3,236	4.86
Total interest-bearing liabilities	4,788,516	89,015	3.72%	4,603,782	62,444	2.71%
Noninterest-bearing liabilities:
Demand deposits	931,040			1,104,440
Accrued expenses and other liabilities	89,545			93,650
Total noninterest-bearing liabilities	1,020,585			1,198,090
Shareholders’ equity	579,104			550,682
Total liabilities and shareholders’ equity	$6,388,205			$6,352,554
Net interest income		$69,950			$83,702
Net interest spread			1.30%			1.93%
Net interest margin (D)			2.22%			2.68%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2024	2024	2023	2023	2023
Shareholders’ equity	$588,322	$582,379	$583,681	$558,956	$565,069
Less: Intangible assets, net	45,470	45,742	46,014	46,286	46,624
Tangible equity	$542,852	$536,637	$537,667	$512,670	$518,445
Less: other comprehensive loss	(68,342)	(67,760)	(64,878)	(81,653)	(67,997)
Tangible equity excluding other comprehensive loss	$611,194	$604,397	$602,545	$594,323	$586,442

Period end shares outstanding	17,666,490	17,761,538	17,739,677	17,816,922	17,887,895
Tangible book value per share	$30.73	$30.21	$30.31	$28.77	$28.98
Tangible book value per share excluding other comprehensive loss	$34.60	$34.03	$33.97	$33.36	$32.78
Book value per share	33.30	32.79	32.90	31.37	31.59

Tangible Equity to Tangible Assets
Total assets	$6,505,350	$6,408,553	$6,476,857	$6,521,581	$6,479,700
Less: Intangible assets, net	45,470	45,742	46,014	46,286	46,624
Tangible assets	$6,459,880	$6,362,811	$6,430,843	$6,475,295	$6,433,076
Less: other comprehensive loss	(68,342)	(67,760)	(64,878)	(81,653)	(67,997)
Tangible assets excluding other comprehensive loss	$6,528,222	$6,430,571	$6,495,721	$6,556,948	$6,501,073

Tangible equity to tangible assets	8.40%	8.43%	8.36%	7.92%	8.06%
Tangible equity to tangible assets excluding other comprehensive loss	9.36%	9.40%	9.28%	9.06%	9.02%
Equity to assets	9.04%	9.09%	9.01%	8.57%	8.72%

(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Return on Average Tangible Equity	2024	2024	2023	2023	2023
Net income	$7,530	$8,631	$8,599	$8,755	$13,145

Average shareholders’ equity	$577,206	$581,003	$561,055	$565,153	$557,428
Less: Average intangible assets, net	45,624	45,903	46,167	46,468	46,828
Average tangible equity	$531,582	$535,100	$514,888	$518,685	$510,600

Return on average tangible common equity	5.67%	6.45%	6.68%	6.75%	10.30%

	For the Six Months Ended
	June 30,	June 30,
Return on Average Tangible Equity	2024	2023
Net income	$16,161	$31,500

Average shareholders’ equity	$579,104	$550,682
Less: Average intangible assets, net	45,764	47,007
Average tangible equity	533,340	503,675

Return on average tangible common equity	6.06%	12.51%

(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2024	2024	2023	2023	2023
Net interest income	$35,042	$34,375	$36,675	$36,515	$38,921
Total other income	21,555	18,701	17,590	19,354	18,575
Add:
Fair value adjustment for CRA equity security	84	111	(585)	404	209
Less:
Gain on loans held for sale at lower of cost or fair value	(23)	—	—	—	—
Income from life insurance proceeds	—	(181)	—	—	—
Total recurring revenue	56,658	53,006	53,680	56,273	57,705

Operating expenses	43,126	40,041	37,616	37,413	37,692
Less:
Accelerated Expense for Retirement	—	—	—	—	1,665
Total operating expense	43,126	40,041	37,616	37,413	36,027

Efficiency ratio	76.12%	75.54%	70.07%	66.48%	62.43%

(Dollars in thousands)

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2024	2023
Net interest income	$69,417	$82,899
Total other income	40,256	36,634
Add:
Fair value adjustment for CRA equity security	195	—
Less:
Gain on loans held for sale at lower of cost or fair value	(23)	—
Income from life insurance proceeds	(181)	—
Total recurring revenue	109,664	119,533

Operating expenses	83,167	73,266
Less:
Accelerated Expense for Retirement	—	1,965
Branch Closure Expense	—	175
Total operating expense	83,167	71,126

Efficiency ratio	75.84%	59.50%